UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) October 31, 2012

F5 Networks, Inc.

(Exact name of registrant as specified in its charter)

Washington	000-26041	91-1714307
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

(206) 272-5555

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2012, the Company appointed Andy Reinland, age 48, to serve as Company’s Executive Vice President and Chief Financial Officer and principal financial officer. John Rodriguez, who previously served as the Company’s Chief Accounting Officer (principal financial officer), will now serve as the Company’s Senior Vice President and Corporate Compliance Officer. Mr. Reinland joined F5 in 1998, serving as a senior financial analyst and later Vice President Finance. Mr. Reinland was the Company’s Senior Vice President and Chief Finance Officer from October, 2005 to January 2012 and thereafter Executive Vice President and Chief Finance Officer. Prior to joining F5, Mr. Reinland was Chief Financial Officer for RTIME, Inc., a developer of real-time 3D software for Internet applications, which was acquired by Sony. Mr. Reinland started his career in public accounting. Mr. Reinland holds a B.A. in Business from Washington State University.

Mr. Reinland is paid an annual salary of $362,889 and is eligible for a performance-based cash incentive bonus with an annual target of 70% of his base salary. On November 1, 2012, Mr. Reinland was awarded 30,570 restricted stock units, 50% of which vest in equal quarterly installments over four years, until such portion of the grant is fully vested on November 1, 2016. The remaining 50% are performance-based and vest quarterly over four years subject to the Company’s achievement of specified quarterly revenue and EBITDA goals.

There are no other arrangements or understandings pursuant to which Mr. Reinland was selected as the Company’s Executive Vice President and Chief Financial Officer and principal financial officer. There are no family relationships among any of the Company’s directors, executive officers, and Mr. Reinland. There are no related party transactions between the Company and Mr. Reinland reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F5 NETWORKS, INC.

By:	/s/ Jeffrey A. Christianson
Jeffrey A. Christianson
Executive Vice President and General Counsel

Dated: November 5, 2012